Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form S-1/A (Amendment No. 1) of our report dual dated March 22, 2019 and July 22, 2019 relating to the consolidated financial statements of Neuralstem, Inc. appearing in this Registration Statement. We also consent to the reference of our Firm under the caption “Experts” in such Registration Statement.

/s/ Dixon Hughes Goodman LLP

Baltimore, Maryland

July 22, 2019